Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Carey Watermark Investors Incorporated on Form S-3 of our report dated March 17, 2014 relating to the financial statements of CWI-HRI French Quarter Hotel Property, LLC and Subsidiary as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, which appear in Carey Watermark Investors Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana

February 11, 2015